Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D and any further amendments thereto needs to be filed with respect to the beneficial ownership by each of the undersigned of the shares of common stock of Reed’s, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: June 5, 2023

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first written above.

D&D Source of Life Holding Ltd.

By:	/s/ DENG Shufen
Name: DENG Shufen
Title: Director

[Joint Filing Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first written above.

DENG Shufen

/s/ DENG Shufen

[Joint Filing Agreement Signature Page]